EXHIBIT 4.3



THIS AGREEMENT is made and entered into as of this 14th day of August, 1998, by and among Carl Price, Bargo Energy Resources, Ltd., EnCap Equity 1994 Limited Partnership and Energy Capital Investment Company PLC.

WHEREAS, the undersigned are shareholders of Future Petroleum
Corporation, a Utah corporation ("Future"); and

WHEREAS, the undersigned deem it in their mutual best interests to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the undersigned do hereby agree that, in their capacities as shareholders of Future, the undersigned will cause the Board of Directors to adopt an amendment to the Bylaws of Future substantially in the form of the instrument attached hereto as Exhibit A.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the above date.

/s/ Carl Price
Carl Price


BARGO ENERGY RESOURCES, LTD.

By: Bargo Operating Company

By: /s/ Tim J. Goff
Tim J. Goff, President


ENCAP EQUITY 1994 LIMITED PARTNERSHIP

By: EnCap Investments, L.C.

By: /s/ Gary R. Petersen
Gary R. Petersen, Managing Director


ENERGY CAPITAL INVESTMENT COMPANY PLC

By: /s/ Gary R. Petersen
Gary R. Petersen, Director